As filed with the Securities and Exchange Commission on January 8, 2001
                                                      REGISTRATION NO. 333-51974


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               ------------------

                              XYBERNAUT CORPORATION
                              ---------------------
             (Exact name of registrant as specified in its charter)

          DELAWARE                                                54-1799851
-------------------------------                                ---------------
(State or other jurisdiction of                               (I.R.S. Employer
Incorporation or organization)                               Identification No.)


                             12701 FAIR LAKES CIRCLE
                             FAIRFAX, VIRGINIA 22033
                                 (703) 631-6925
       -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
       Including area code, of registrant's principal executive offices)

                                EDWARD G. NEWMAN
                             12701 FAIR LAKES CIRCLE
                             FAIRFAX, VIRGINIA 22033
                                 (703) 631-6925
       -----------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                                    Copy to:


                           Martin Eric Weisberg, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 704-6000


                               ------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
---------------------------------------------  -------------------  -------------------  -----------------  ---------------
                                                                                             PROPOSED
            TITLE OF EACH CLASS                   AMOUNT TO BE       PROPOSED MAXIMUM        MAXIMUM          AMOUNT OF
       OF SECURITIES TO BE REGISTERED            REGISTERED(1)        OFFERING PRICE        AGGREGATE        REGISTRATION
                                                                        PER SHARE         OFFERING PRICE         FEE
---------------------------------------------  -------------------  -------------------  -----------------  ---------------
Common Stock, $.01 par value per share.....        717,703 (2)         $ 3.047 (4)       $  2,186,841.04    $    577.33
---------------------------------------------  -------------------  -------------------  -----------------  ---------------
Common Stock, $.01 par value per share.....        119,880 (2)(3)      $ 6.250 (6)       $    749,250.00    $    197.80
---------------------------------------------  -------------------  -------------------  -----------------  ---------------
Common Stock, $.01 par value per share.....         373,000 (2)        $ 3.047 (4)       $  1,136,531.00    $    284.13
---------------------------------------------  -------------------  -------------------  -----------------  ---------------
Common Stock, $.01 par value per share.....           7,700 (2)        $ 3.047 (4)       $     23,461.90    $      6.19
---------------------------------------------  -------------------  -------------------  -----------------  ---------------
Common Stock, $.01 par value per share.....          40,000 (2)        $ 3.047 (4)       $    121,880.00    $     32.18
---------------------------------------------  -------------------  -------------------  -----------------  ---------------
Common Stock, $.01 par value per share.....          31,371 (2)        $ 3.047 (4)       $     95,587.44    $     25.24
---------------------------------------------  -------------------  -------------------  -----------------  ---------------
Common Stock, $.01 par value per share.....       5,597,656 (2)        $ 3.047 (4)       $ 17,056,057.83    $  4,502.80
---------------------------------------------  -------------------  -------------------  -----------------  ---------------
Common Stock, $.01 par value per share.....       3,105,057 (2)(3)     $ 4.331 (5)       $                  $  3,550.27
---------------------------------------------  -------------------  -------------------  -----------------  ---------------
Total Registration Fee.....................                                                                 $  9,175.94(7)
----------------------------------------------------------------------------------------------------------  ---------------


(1) Represents the shares of common stock being registered for resale by the selling stockholders.

(2) Pursuant to Rule 416, the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by us to the selling stockholders upon adjustment under anti-dilution provisions covering the additional issuance of shares by Xybernaut resulting from stock splits, stock dividends or similar transactions.

(3) Represents the number of shares of common stock issuable upon exercise of warrants to purchase shares of our common stock.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act of 1933, as amended (the "Securities Act"); based on the average ($3.047) of the bid ($3.031) and asked ($3.063) price on the Nasdaq National Market on December 11, 2000.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of (a) the exercise price of the warrants or (b) the offering price of securities of the same class included in this registration statement.


(6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act.

(7)  $8,891.81 of this fee was previously paid.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED JANUARY _, 2001


PROSPECTUS

                              XYBERNAUT CORPORATION


                        9,992,367 SHARES OF COMMON STOCK

     The selling stockholders of Xybernaut Corporation listed on page 9 of this prospectus are offering for sale up to 9,992,367 shares of common stock of Xybernaut under this prospectus.

     The selling stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution."


            ---------------------------------------------------------

                      NASDAQ National Market Symbol: "XYBR"
            ---------------------------------------------------------

   On December 11, 2000, the closing price of one share of our common stock on the NASDAQ National Market was $3.031.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this prospectus is _________________, 2001

                                  RISK FACTORS

         BEFORE YOU BUY SHARES OF OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH THAT PURCHASE, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THE SECTION "WHERE YOU CAN FIND MORE INFORMATION ABOUT US," BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.

        ----------------------------------------------------------------
                   RISKS ASSOCIATED WITH OUR HISTORY OF LOSSES
                           AND FUTURE NEED FOR CAPITAL
        ----------------------------------------------------------------


WE HAVE A HISTORY OF LOSSES AND, IF WE DO NOT ACHIEVE PROFITABILITY, WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS IN THE FUTURE.

         Our research, development, sales, marketing and general and administrative expenses have resulted in significant losses and are expected to continue to result in significant losses for the foreseeable future. We have incurred the following losses since 1994:


                  Fiscal years ended:
                      o  March 31, 1994                              $47,352
                      o  March 31, 1995                           $1,303,892
                      o  December 31, 1996                        $5,238,536
                      o  December 31, 1997                        $9,479,966
                      o  December 31, 1998                       $13,111,488
                      o  December 31, 1999                       $16,775,797

                  Three months ended:
                      o  March 31, 2000                           $4,534,762
                      o  June 30, 2000                            $5,862,012
                      o  September 30, 2000                       $5,941,963

WE COULD BE REQUIRED TO CUT BACK OR STOP OPERATIONS IF WE ARE UNABLE TO RAISE OR OBTAIN NEEDED FINANCING.

         The research, development, commercialization, manufacturing and marketing of our products will likely require financial resources which are significantly in excess of those presently available to us. If we are not able to arrange financing or other third party arrangements on acceptable terms, we may be unable to fully develop and commercialize any of our products and could be required to cut back or stop operations.

   --------------------------------------------------------------------------
                   RISKS ASSOCIATED WITH THE INDUSTRY IN WHICH
                                   WE OPERATE

   --------------------------------------------------------------------------


OUR FUTURE REVENUES AND ABILITY TO PRODUCE NEW PRODUCTS DEPEND SUBSTANTIALLY ON THE SUCCESS OF THE MOBILE ASSISTANT(R) SERIES.

         Our Mobile Assistant(R) series currently consists of one product, the MA(R) IV. The Mobile Assistant serIes is our principal product, and our success will depend to a large extent upon its commercial acceptance, which cannot be assured. We have signed an agreement with IBM to design, develop and manufacture the computer portion of Xybernaut's next generation of wearable computer systems and are introducing new models of the MA IV. Additional product development will result in a significant increase in our research and development expenses that may be unrecoverable should commercialization of new products prove unsuccessful. We also could require additional funding if research and development expenses are greater than we anticipate. As with most high technology products, new models of the Mobile Assistant series must be introduced periodically for our company to remain competitive. There can be no assurance that these new models can be successfully developed or commercially accepted.

WE MAY HAVE TO LOWER PRICES OR SPEND MORE MONEY TO EFFECTIVELY COMPETE AGAINST COMPANIES WITH GREATER RESOURCES THAN US WHICH COULD RESULT IN LOWER REVENUES AND/OR PROFITS.

         The success of our products in the marketplace depends on many factors, including product performance, price, ease of use, support of industry standards, competing technologies and customer support and service. Given these factors we cannot assure you that we will be able to compete successfully. For example, if our competitors offer lower prices, we could be forced to lower prices which could result in reduced or negative margins and a decrease in revenues. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against our main competitors which include established companies like Computing Devices International, a division of Ceridian Corporation, ViA Inc., Texas Microsystems, Telxon, Symbol, Norand, Teltronics, Inc. a subsidiary of Interactive Solutions, Raytheon, and others, we would not be able to generate sufficient revenues to grow our company or reverse our history of losses.

         In addition, we may have to spend more money to effectively compete for market share, including funds to expand our infrastructure, which is a capital and time extensive process. Further, if other companies choose to aggressively compete against us, we may have to reduce our prices and spend more money on advertising, promotion, trade shows, product development, marketing and overhead expenses, hiring and retaining personnel, and developing new technologies. These lower prices and higher expenses would hurt our net income and profits.

CURRENCY FLUCTUATIONS, ESPECIALLY IN THE JAPANESE YEN AND GERMAN MARK, MAY SIGNIFICANTLY INCREASE OUR EXPENSES AND AFFECT OUR RESULTS OF OPERATIONS.

         The exchange rates for some local currencies in countries where we operate may fluctuate in relation to the U.S. dollar. Such fluctuations may have an adverse effect on our competitive position as well as our expenses, revenues, earnings, assets or liabilities when local currencies are translated into U.S. dollars. We have significant operations in Asia, primarily Japan, and Europe, primarily Germany. Also, we are party to supplier arrangements with several companies in Japan and Europe for the production of the Mobile Assistant series. Our foreign operations, including payments to our suppliers, are typically funded in the local currencies. Any changes in the value of the U.S. dollar against these currencies could result in an increase in our reported expenses or inventory costs or a decrease in our reported revenues which, if substantial, could have a material adverse effect on our financial condition and results of operations.

    ---------------------------------------------------------------------
                              RISK ASSOCIATED WITH
                      OUR INTERNAL OPERATIONS AND POLICIES
    ------------------------------------------------------------------------

SINCE WE DO NOT INTEND TO DECLARE DIVIDENDS IN THE FORESEEABLE FUTURE, THE RETURN ON YOUR INVESTMENT WILL DEPEND UPON APPRECIATION OF THE MARKET PRICE OF YOUR SHARES.

         We have never paid any dividends on our common stock. Our board of directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business operations. As a result, the return on your investment in Xybernaut will depend upon any appreciation in the market price of the common stock. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividend payments. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors.

ACQUISITION AND INTEGRATION OF XYBERNAUT SOLUTIONS, INC.

         On April 7, 2000, we completed the acquisition of Xybernaut Solutions, Inc. (formerly Selfware, Inc.), a Virginia Corporation, through an exchange of stock. Xybernaut Solutions provides software and services and has approximately 30 full-time employees. Revenues for Xybernaut Solutions for the year ended December 31, 1999 were approximately $5.0 million, which were substantially greater than the $3.3 million of revenue for our company during that period.

         In order to achieve the expected benefits of our acquisition of Xybernaut Solutions, we must successfully combine the two businesses. We may not be able to combine the technologies and operations quickly and smoothly. In the event that our combination with Xybernaut Solutions does not go smoothly, serious harm to our business, financial condition and prospects may result. Combining the two businesses will entail significant diversion of our management's time and attention. In addition, we may be required to spend additional time or money on combination issues that would otherwise have been spent on developing our business and services or other matters.

  ----------------------------------------------------------------------------

               RISKS WHICH MAY DILUTE THE VALUE OF YOUR XYBERNAUT
                SHARES OR LIMIT THE EFFECT OF THEIR VOTING POWER
  ----------------------------------------------------------------------------

THE PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE.

         The price of our common stock is highly volatile. During the period from January 1, 1999 to December 11, 2000 the closing price of our common stock has ranged from a high of $23.75 to a low of $1.00. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business. The volatile fluctuations of the market price are based on (1) the number of shares in the market at the time as well as the number of shares we may be required to issue in the future, compared to the market demand for our shares; (2) our performance and meeting expectations of our performance, including the development and commercialization of our products and proposed products; (3) market conditions for technology companies in the small capitalization sector; and (4) general economic and market conditions.

OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS, TOGETHER, MAY EXERCISE CONTROL OVER ALL MATTERS SUBMITTED TO A VOTE OF STOCKHOLDERS.

         As of December 11, 2000, our executive officers, directors and principal stockholders beneficially owned, in the aggregate, approximately 15% of our outstanding shares of common stock. These stockholders, if acting together, may be able to effectively control most matters requiring approval by our stockholders. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of Xybernaut.

WE HAVE 11,298,480 SHARES OF OUR COMMON STOCK RESERVED FOR FUTURE ISSUANCES WHICH CAN SUBSTANTIALLY DILUTE THE VALUE OF YOUR XYBERNAUT COMMON STOCK.

         The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. As of December 11, 2000, we had 11,298,480 shares of common stock reserved for possible future issuances upon conversion of outstanding options and warrants. These options and warrants are convertible into or exercisable for shares of common stock at prices that may represent discounts from future market prices of the common stock. The exercise of these options or warrants could result in substantial dilution to existing holders of common stock. The sale of the common stock acquired at a discount could have a negative impact on the trading price of the common stock and could increase the volatility in the trading price of the common stock. See the section entitled "Dilution" for a summary of the number of shares which could be issued upon conversion of the outstanding preferred stock at various market prices.

         In addition, we may seek additional financing which may result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital would result in a reduction of your percentage interest in Xybernaut.

ANTI-TAKEOVER MEASURES IN OUR CERTIFICATE OF INCORPORATION COULD ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OF THE COMMON STOCK.

         Our certificate of incorporation authorizes anti-takeover measures such as the authority to issue "blank check" preferred stock and the staggered terms of the members of our board of directors. Those measures could have the effect of delaying, deterring or preventing a change in control without any action by the shareholders. In addition, issuance of preferred stock, without shareholder approval, on those terms as the board of directors may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others. See "Description of Securities."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this prospectus.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

         We have filed with the SEC a registration statement on Form S-3 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-19041) until all of the shares are sold:

         o Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

         o Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

         o        Current Report on Form 8-K dated April 7, 2000;

         o        Current Report on Form 8-K dated November 15, 2000; and

         o The description of our common stock contained in the registration statement on Form 8-A filed on July 15, 1996 under the Exchange Act (File No. 0-15086), including all amendments or reports filed for the purpose of updating that description.

         You may request a copy of these filings, at no cost, by writing to us at 12701 Fair Lakes Circle, Suite 550, Fairfax, Virginia 22033, (703) 631-6925,
Attention: John F. Moynahan or by e-mail at investorrelations@xybernaut.com.

         You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

                                 USE OF PROCEEDS

         The selling stockholder is selling all of the shares covered by this prospectus for its own accounts. Accordingly, we will not receive any proceeds from the resale of the shares.

         We will receive proceeds, if any, from the exercise of warrants. We will use those proceeds, if any, for working capital and general corporate purposes.

         We will bear the expenses relating to this registration, other than discounts and commissions, which will be paid by the selling stockholders.

                                    DILUTION

         As of December 11, 2000, we had issued and outstanding 45,008,119 shares of common stock. At that date, there were an additional 11,298,480 shares of common stock reserved for possible future issuances as follows:

         o options to purchase 4,783,543 shares at an exercise price between $1.37 and $16.56 per share. We have registered the shares issuable upon exercise of the options under the Securities Act;

         o warrants to purchase 3,514,937 shares at a price between $2.00 and $18.00 per share. Of the 3,514,937 shares, we have registered a total of 222,500 shares issuable upon exercise of these warrants. This prospectus covers an additional 3,224,937 shares of common stock issuable upon exercise of warrants, which shares will be freely tradable without restriction (subject to prospectus delivery requirements) on the effective date of the registration statement. The remaining 67,500 shares will be deemed to be "restricted securities" when issued; and

         o 3,000,0000 shares issuable upon exercise of options under the 2000 Stock Incentive Plan which have not been granted as of December 11, 2000. We have not registered the shares issuable upon exercise of the options under the Securities Act but it is our intention to do so in the future. Until such time as we have registered the shares issuable under these option, these shares will be deemed "restricted securities" when issued.

         The shares which will be deemed "restricted securities" may be sold under Rule 144. Rule 144 permits sales of "restricted securities" by any person, whether or not an affiliate of the issuer, after one year. At that time, sales can be made subject to the Rule's volume and other limitations and after two years by non-affiliates without adhering to Rule 144's volume or other limitations. In general, an "affiliate" is a person with the power to manage and direct our policies. The SEC has stated that, generally, executive officers and directors of an entity are deemed affiliates of the issuing entity.

                              SELLING STOCKHOLDERS


         This prospectus covers the resale by the selling stockholders of up to 9,992,367 shares of our common stock.

         The following table lists the selling stockholder and certain information regarding the ownership by such selling stockholder of shares of our common stock as of December 27, 2000, and as adjusted to reflect the sale of the shares. Information concerning the selling stockholder, its pledgees, donees and other non-sale transferees who may become selling stockholders, may change from time to time. To the extent the selling stockholder or any of its representatives advise us of such changes, we will report those changes in a prospectus supplement to the extent required. See "Plan of Distribution."


         The registration of the following shares through this registration statement allows the following entity to sell its share holdings in the future on the open market and is not necessarily an indication of intent to sell the shares.

                                                                        Percentage                     ----------------------
                                                   Shares of Common     of Common   Shares of Common     Shares of Common
                                                 Stock Owned Prior to  Stock Owned     Stock to be          Stock Owned
                                                       Offering          Prior to        Sold(1)       after Offering (1)(2)
                                                                       the Offering                    ----------------------
                                                                                                        Number    Percent
                                                -----------------------------------------------------------------------------

Archway Holdings Limited                           1,210,583 (3)           2.7%       1,210,583 (3)       0          *

Ady Wiernick, as trustee for Capella Computers
   Ltd.                                                7,700                *             7,700           0          *
NWCS LLC                                              40,000 (4)            *            40,000 (4)       0          *
The Wall Street Group, Inc.                           31,371 (5)            *            31,371 (5)       0          *
Pequot Scout Fund, LP                                630,000 (6)           1.4 %        630,000 (6)       0          *
Pequot Navigator Offshore Fund, Inc.                  70,000 (7)            *            70,000 (7)       0          *
Cranshire Capital, L.P.                            1,449,400 (8)          3.2 %       1,400,000 (8)    49,400        *
Euram Cap Strat. "A" Fund Limited                    295,600 (9)            *           280,000 (9)    15,600        *
Photon Fund Ltd.                                     763,636 (10)         1.7 %         763,636 (10)      0          *
The dotCom Fund, LLC                                 101,818 (11)           *           101,818 (11)      0          *
TCMP3 Partners                                       101,920 (12)           *           101,920 (12)      0          *
Deephaven Private Placement  Trading, Ltd.           509,090 (13)          1.1%         509,090 (13)      0          *
Crescent International Ltd.                          445,455 (14)          1.0%         445,455 (14)      0          *
Crestview Capital Fund, LP                           203,127 (15)           *           203,127 (15)      0          *
RAM Trading Ltd.                                     580,290 (13)          1.1%         509,090 (13)   71,200        *
Atlas Capital, L.P.                                   28,509 (16)           *            28,509 (16)      0          *
Presidio Partners                                    576,417 (17)          1.3%         576,417 (17)      0          *
Geary Partners                                       285,090 (18)           *           285,090 (18)      0          *
Riggs Partners, LLC                                   53,480 (19)           *            53,480 (19)      0          *
Knott Partners, L.P.                                 351,909 (20)           *           351,909 (20)      0          *
Matterhorn Offshore Fund Ltd.                         77,512 (21)           *            77,512 (21)      0          *
The Common Fund                                      140,050 (22)           *           140,050 (22)      0          *
RoyCap Inc.                                          140,000 (23)           *           140,000 (23)      0          *

                                                                        Percentage                     ----------------------
                                                   Shares of Common     of Common   Shares of Common     Shares of Common
                                                 Stock Owned Prior to  Stock Owned     Stock to be          Stock Owned
                                                       Offering          Prior to        Sold(1)       after Offering (1)(2)
                                                                       the Offering                    ----------------------
                                                                                                        Number    Percent
                                                -----------------------------------------------------------------------------

Kodiak Opportunity Offshore, Ltd.                    184,038 (24)           *           140,700 (24)   43,338        *
Kodiak Opportunity 3C7, L.P.                           50,205 (25)          *             38,381 (25)  11,824        *
Kodiak Opportunity, L.P.                               98,677 (26)          *             75,439 (26)  23,238        *
Precept Capital Master Fund, G.P.                    215,955 (27)           *           151,455 (27)   64,500        *
Balmore Funds, S.A.                                  254,545 (28)           *           254,545 (28)      0          *
Austost Anstalt Schaan                               254,545 (28)           *           254,545 (28)      0          *
Herbert Place LLC                                    254,545 (28)           *           254,545 (28)      0          *
Vertical Ventures LLC                                866,000 (29)          1.9%         866,000 (29)      0          *

         * Less than 1%
--------------

(1)      Assumes that the selling stockholder will exercise all of its warrants, if any, into common stock.
(2)      Assumes all of the securities offered hereby will be sold by the selling stockholder.
(3)      Includes 119,880 shares of common stock issuable upon exercise of warrants.
(4)      Represents shares of common stock issued to International Business Solutions, an affiliate of
         NWCS LLC, as compensation for marketing related services.
(5)      Includes 31,371 shares of common stock issued in lieu of cash as compensation for services performed for the period between June 30, 1999 and November 30, 2000.
(6)      Includes 180,000 shares of common stock issuable upon exercise of warrants.
(7)      Includes 20,000 shares of common stock issuable upon exercise of warrants.
(8)      Includes 400,000 shares of common stock issuable upon exercise of warrants.
(9)      Includes 80,000 shares of common stock issuable upon exercise of warrants.
(10)     Includes 218,182 shares of common stock issuable upon exercise of warrants.
(11)     Includes 29,091 shares of common stock issuable upon exercise of warrants.
(12)     Includes 29,120 shares of common stock issuable upon exercise of warrants.
(13)     Includes 145,454 shares of common stock issuable upon exercise of warrants.
(14)     Includes 127,273 shares of common stock issuable upon exercise of warrants.
(15)     Includes 58,036 shares of common stock issuable upon exercise of warrants.
(16)     Includes 8,145 shares of common stock issuable upon exercise of warrants.
(17)     Includes 164,690 shares of common stock issuable upon exercise of warrants.
(18)     Includes 81,454 shares of common stock issuable upon exercise of warrants.
(19)     Includes 15,280 shares of common stock issuable upon exercise of warrants.
(20)     Includes 100,545 shares of common stock issuable upon exercise of warrants.


(21)     Includes 22,145 shares of common stock issuable upon exercise of warrants.
(22)     Includes 40,014 shares of common stock issuable upon exercise of warrants.
(23)     Includes 40,000 shares of common stock issuable upon exercise of warrants.
(24)     Includes 40,200 shares of common stock issuable upon exercise of warrants.
(25)     Includes 10,966 shares of common stock issuable upon exercise of warrants.
(26)     Includes 21,554 shares of common stock issuable upon exercise of warrants.
(27)     Includes 43,273 shares of common stock issuable upon exercise of warrants.
(28)     Includes 72,727 shares of common stock issuable upon exercise of warrants.
(29)     Represents shares of common stock issuable upon exercise of warrants.

         The common stock have the material rights and obligations discussed below and under the section entitled "Description of Securities." We have filed the agreements relating to these rights and obligations with the SEC. We urge you to read them in their entirety.


         Archway Holdings Limited acquired its shares of common stock and warrants exercisable into 119,880 shares of common stock in a private placement transaction entered into on September 29, 2000. Under the terms of the common stock purchase agreement between Archway Holdings Limited and us, we agreed to sell 717,703 shares of our common stock at approximately $4.18 per share, representing a 24% discount to the lowest bid price of the common stock on the day immediately preceding the transaction, for gross proceeds of $3,000,000. We also issued warrants to purchase 119,880 shares of our common stock at $6.25 per share. The warrants are exercisable for a period of 5 years from the date of issuance and may be called by us if the market price of our common stock exceeds $10.00 per share for any 10 trading days during a 15 trading day period. In connection with our sale of the common stock, we agreed to use our best efforts to file a registration statement to register for resale the shares of common stock, including the shares of common stock issuable upon exercise of the warrants. In connection with the placement of common stock and warrants with Archway, Archway asserted a claim against the Company alleging that Archway suffered damages on account of the Company's failure to use its best efforts to file a registration statement with respect to such common stock and warrants. On December 27, 2000, we settled this claim by agreeing to issue to Archway an additional 373,000 shares of our common stock.


         Capella Computers Ltd. acquired its 7,700 shares of common stock as partial payment for software products and marketing services being provided by Capella pursuant to the Agreement dated as of May 1, 2000.

         NWCS, LLC acquired its 40,000 shares of common stock as payment for marketing related services to be provided by International Business Solutions, an affiliate of NWCS, LLC and one of our customers, for the promotion of our products between November 2000 and June 2001.

         The Wall Street Group, Inc. provided financial public relations services to us in the amount of $93,139 for the period between June 30, 1999 and November 30, 2000. The 31,371 shares of common stock were issued to The Wall Street Group, Inc. in lieu of a cash payment for the services based on a price per share equal to $2.969, the market price of our common stock on the day immediately preceding the date of our agreement.

         The remaining selling stockholders acquired their shares of common stock in a private placement transaction which closed on November 15, 2000. Under the terms of the Common Stock and Warrant Purchase Agreement by and among those selling stockholders and us, we agreed to sell 5,597,656 shares of common stock at $2.75 per share, representing an approximate 21% discount to the closing price on the day immediately preceding the closing date, for gross proceeds of $15,393,554. In connection therewith, we also issued warrants to purchase in the aggregate 2,239,057 shares of our common stock. The warrants have an exercise price of $4.33, are exercisable for a period of 4 years from the date of issuance and have adjustment provisions for standard dilution events including stock splits, stock dividends and similar transactions. We may call
(i) up to 50% of the warrants if the common stock trades at a price equal to or greater than $7.50 per share for 10 consecutive trading days and (ii) the remaining 50% of the warrants if the common stock trades at a price equal to or greater than $15.00 per share for 10 consecutive trading days.

         In connection with our sale of common stock pursuant to the Common Stock and Warrant Purchase Agreement, we entered into a registration rights agreement pursuant to which, among other things, we agreed to use our best efforts to file a registration statement to register for resale the shares of common stock, including the shares of common stock issuable upon exercise of the warrants, by December 15, 2000 and have such registration statement declared effective by January 15, 2000. If the registration statement is not declared effective by January 15, 2001, we will have to pay to each of the holders liquidated damages in an amount equal to 2% of the purchase price paid by that holder for the shares of common stock purchased pursuant to the Common Stock and Warrant Purchase Agreement for each 30 day period after January 15, 2001 until the registration statement is declared effective. Payment of the liquidated damages will be either in cash or in shares of common stock at the option of the holder.

         In connection with our sale of common stock pursuant to the Common Stock and Warrant Purchase Agreement, we paid a fee to Vertical Ventures LLC in cash an amount equal to $1,006,848.59 and issued warrants to purchase up to in the aggregate 866,000 shares of common stock. These warrants have the same terms as the warrants issued to the investors pursuant to the Common Stock and Warrant Purchase Agreement. The shares of common stock issuable upon exercise of these warrants are being registered herein.

         Other than as indicated above and being investors in private placements and other financings for our common stock, the selling stockholders are not affiliated with us and have not had any material relationship with us during the past three years.

                            DESCRIPTION OF SECURITIES


GENERAL

         Our authorized capital stock consists of 80,000,000 shares of common stock, par value $0.01 per share, and 6,000,000 shares of preferred stock, par value $0.01 per share. As of December 11, 2000, we have 45,008,119 shares of common stock issued and outstanding. We have reserved 11,298,480 shares of common stock for issuance upon exercise of outstanding options and warrants.

COMMON STOCK

Voting

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends

         Holders of common stock are entitled to receive ratably those dividends as may be declared by our board of directors out of funds legally available for that purpose.

Rights on Liquidation

         In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities.

Pre-emptive or Redemption Rights

         Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

PREFERRED STOCK

         Our board of directors has the authority to issue up to 6,000,000 shares of preferred stock from time to time in one or more series. Our board has the authority to establish the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each series and the applicable qualifications, limitations or restrictions. The issuance of preferred stock may have the effect of delaying or preventing a change in control. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock, if any, or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, the issuances could have the effect of decreasing the market price of the common stock.

         As of the date of this prospectus, we have not designated any shares of preferred stock other than the series A, B, C, D and E preferred stock, all of which have been fully converted.


ANTI-TAKEOVER CONSIDERATIONS.

         Our certificate of incorporation authorizes the issuance of up to 6,000,000 shares of $0.01 par value preferred stock. The issuance of preferred stock with such rights could have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers and could discourage or prevent a change in our management. We have no present intention to issue any additional preferred stock.

         We have a classified or staggered board of directors which limits an outsider's ability to effect a rapid change of control of our board. In addition, at the 1998 Annual Meeting of Stockholders held on September 24, 1998, our shareholders approved measures to amend our certificate of incorporation and by-laws, where applicable, to:

         o implement an advance notice procedure for the submission of director nominations and other business to be considered at annual meetings of stockholders;

         o permit only the President, the Vice Chairman of our board, the Secretary or our board of directors to call special meetings of stockholders and to limit the business permitted to be conducted at such meetings to be brought before the meetings by or at the direction of our board;

         o provide that a member of our board of directors may only be removed for cause by an affirmative vote of holders of at least 66 2/3% of the voting power of the then outstanding shares entitled to vote generally in the election of directors voting together as a single class;

         o fix the size of our board of directors at a maximum of twelve directors, with the authorized number of directors set at ten, and our board of directors having the sole power and authority to increase or decrease the number of directors acting by an affirmative vote of at least a majority of the total number of authorized directors most recently fixed by our board of directors;

         o provide that any vacancy on the board may be filled for the unexpired term (or for a new term in the case of an increase in the size of the board) only by an affirmative vote of at least a majority of the remaining directors then in office even if less than a quorum, or by the sole remaining director;

         o        eliminate stockholder action by written consent;

         o require the approval of holders of 80% of the then outstanding voting stock and/or the approval of 66 2/3% of the directors for certain corporate transactions; and

         o require an affirmative vote of 66 2/3% of the voting stock in order to amend or repeal any adopted amendments to the certificate of incorporation and bylaws adopted at the meeting.

         Those measures combined with the ability of our board of directors to issue "blank check" preferred stock and the staggered terms of the members of our board of directors, could have the effect of delaying, deterring or preventing a change in control without any further action by the stockholders. In addition, the issuance of preferred stock, without stockholder approval, on such terms as our board may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others.

TRANSFER AGENT AND REGISTRAR

         Continental Stock Transfer & Trust Company is our Transfer Agent and Registrar for our common stock.

                              PLAN OF DISTRIBUTION

         The selling stockholder and its pledgees, donees, transferees and other subsequent owners, may offer its shares at various times in one or more of the following transactions:

        o on any U.S. securities exchange on which our common stock may be listed at the time of sale
        o         in the over-the-counter market
        o         in privately negotiated transactions
        o         in connection with short sales; or
        o         in a combination of any of the above transactions.

         The selling stockholder may offer its shares of common stock at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholder may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

         The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
         o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;
         o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or
         o negotiated transactions between selling stockholders and purchasers without a broker or dealer.

         The selling stockholder and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus.

         We have advised the selling stockholder that during the time it is engaged in distributing shares covered by this prospectus, it must comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, it:

         o may not engage in any stabilization activity in connection with our securities;
         o must furnish each broker which offers common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and
         o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

         Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

         We have purchased a directors and officers liability and reimbursement policy that covers liabilities of our directors and officers arising out of claims based upon acts or omissions in their capacities as directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS


        Jenkens & Gilchrist Parker Chapin LLP, New York, New York, a stockholder of our company, will pass upon the validity of the securities offered hereby. Martin Eric Weisberg, Esq., a member of the firm, is our Secretary, one of our Directors, and a stockholder in our company.


                                     EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB/A for the years ended December 31, 1999 and 1998, have been so incorporated in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

 =========================================================     ======================================================


WE HAVE NOT AUTHORIZED ANY DEALER,
SALESPERSON OR ANY OTHER PERSON TO GIVE ANY
INFORMATION OR TO REPRESENT ANYTHING OTHER
THAN THOSE CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFER CONTAINED HEREIN,
AND, IF GIVEN OR MADE, YOU SHOULD NOT RELY
UPON SUCH INFORMATION OR REPRESENTATIONS AS
HAVING BEEN AUTHORIZED BY XYBERNAUT
CORPORATION. THIS PROSPECTUS DOES NOT                                                    9,992,367
CONSTITUTE AN OFFER OF ANY SECURITIES OTHER
THAN THOSE TO WHICH IT RELATES OR AN OFFER
TO SELL, OR A SOLICITATION OF AN OFFER TO                                        SHARES OF COMMON STOCK
BUY, THOSE TO WHICH IT RELATES IN ANY STATE
TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO
MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY
OF THIS PROSPECTUS AT ANY TIME DOES NOT
IMPLY THAT THE INFORMATION HEREIN IS CORRECT
AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS.
                                                                                  XYBERNAUT CORPORATION


                   TABLE OF CONTENTS

                                                  Page
                                                  ----


Risk Factors.........................................2
Where You Can Find More
        Information About Us.........................6
Use of Proceeds......................................7
Dilution.............................................7
Selling Stockholders ................................9
Description of Securities...........................12
Plan of Distribution ...............................15
Indemnification for Securities
        Act Liabilities.............................17
Legal Matters.......................................17
Experts ............................................17                            ____________


                                                                                   PROSPECTUS

                                                                                  ____________



                                                                         _________________________, 2001



=========================================================     ======================================================

                                                 PART II

                                  INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The following table sets forth the various expenses which will be paid by us in connection with the issuance and distribution of the securities being registered on this registration statement. The selling stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.


             Filing fee for registration statement..............       $9,175.94
             Legal fees and expenses............................     $ 10,000.00
             Accounting expenses................................     $  5,000.00
                                                                     -----------
             Total..............................................     $ 24,175.94
                                                                     ===========


         ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         Our certificate of incorporation provides that directors will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to us or our stockholders, intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. We have entered into an indemnification agreement with each of our directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation or as otherwise permitted under Delaware law. Each indemnification agreement may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

         We maintain a directors and officers liability policy with Genesis Insurance Company that contains a limit of liability of $3,000,000 per policy year.

ITEM 16.  EXHIBITS.

NUMBER            DESCRIPTION OF EXHIBIT


4.1      Form of Warrant issued to Archway Holdings Limited*
4.2      Form of Warrant issued in connection with the November 2000 private placement*
4.3      Form of Common Stock Purchase Agreement dated as of September 29, 2000*
4.4      Form of Common Stock and Warrant Purchase Agreement dated as of November 2000*
4.5      Form of Registration Rights Agreement in connection with the November 2000 private placement*
5.1      Opinion of Jenkens & Gilchrist Parker Chapin LLP
23.1     Consent of Grant Thornton LLP
23.2     Consent of Jenkens & Gilchrist Parker Chapin LLP (included in their opinion filed as
                  Exhibit 5.1)

----------
*  Previously filed.



ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia on January 8, 2001.


                                       XYBERNAUT CORPORATION

                                       By: /s/ Edward G. Newman
                                         ---------------------------------------
                                               Edward G. Newman
                                               Chairman of the Board
                                               and Chief Executive Officer





         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement on Form S-3 has been signed below by the following persons in the capacities indicated on January 8, 2001.



/s/ Edward G. Newman                                         Chairman of the Board and Chief Executive Officer
--------------------------------------------
Edward G. Newman


/s/ Steven A. Newman, Attorney-in-Fact                       President and Chief Operating Officer
--------------------------------------------
Tod R. Rehm

/s/ Steven A. Newman                                         Executive Vice President and Vice Chairman
--------------------------------------------                 of the Board
Steven A. Newman

/s/ Steven A. Newman, Attorney-in-Fact                       Executive Vice President
--------------------------------------------                 Asian Operations and Director
Kazuyuki Toyosato


/s/ Steven A. Newman, Attorney-in-Fact                       Senior Vice President and
--------------------------------------------                 Chief Financial Officer
John F. Moynahan



/s/ Steven A. Newman, Attorney-in-Fact                       Director
--------------------------------------------
Martin Eric Weisberg

/s/ Steven A. Newman, Attorney-in-Fact                       Director
--------------------------------------------
Lt. Gen. Harry E. Soyster


/s/ Steven A. Newman, Attorney-in-Fact                       Director
--------------------------------------------
James J. Ralabate

/s/ Steven A. Newman, Attorney-in-Fact                       Director
--------------------------------------------
George Allen

/s/ Steven A. Newman, Attorney-in-Fact                       Director
--------------------------------------------
Keith P. Hicks

/s/ Steven A. Newman, Attorney-in-Fact                       Director
--------------------------------------------
Phillip E. Pearce

/s/ Steven A. Newman, Attorney-in-Fact                       Director
--------------------------------------------
Eugene J. Amobi

/s/ Steven A. Newman, Attorney-in-Fact                       Director
--------------------------------------------
Edwin Vogt

                                 SECURITIES AND
                                    EXCHANGE
                                   COMMISSION

                             WASHINGTON, D.C. 20549


                                  -------------




                                   EXHIBITS TO


                               AMENDMENT NO. 1 TO


                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                  -------------







                              XYBERNAUT CORPORATION

                       (EXACT NAME OF ISSUER AS SPECIFIED
                                 IN ITS CHARTER)




                                 JANUARY 8, 2001



NUMBER   DESCRIPTION OF EXHIBIT


4.1      Form of Warrant issued to Archway Holdings Limited*
4.2      Form of Warrant issued in connection with the November 2000 private placement*
4.3      Form of Common Stock Purchase Agreement dated as of September 29, 2000*
4.4      Form of Common Stock and Warrant Purchase Agreement in connection with the November 2000 private placement*
4.5      Form of Registration Rights Agreement in connection with the November 2000 private placement*
5.1      Opinion of Jenkens & Gilchrist Parker Chapin LLP
23.1     Consent of Grant Thornton LLP
23.2     Consent of Jenkens & Gilchrist Parker Chapin LLP (included in their opinion filed as Exhibit
         5.1)


----------------------


* Previously filed.



                                      E-2